MERGER AGREEMENT

dated

November 20, 2007

by and among

Intelli-Check, Inc., a Delaware corporation,

as Parent,

Intelli-Check Merger Sub, Inc., a Washington corporation,

as the Acquisition Corp.,

Mobilisa, Inc., a Washington corporation,

as the Company, and

the Principal Shareholders of the Company, named herein,

as the Principal Shareholders

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II PURCHASE AND SALE		9
2.1	The Merger.	9
2.2	Merger Documents	11
2.3	Effective Time of the Merger	11
2.4	Effect on Capital Stock; Exchange Procedures.	11
2.5	Optionholders and Warrantholders	12
2.6	Payment of the Merger Consideration	13
2.7	Closing	13
2.8	No Further Transfers; Lost, Stolen or Destroyed Certificates	14
2.9	Effect of the Merger	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS AND THE COMPANY		14
3.1	Corporate Existence and Power	14
3.2	Corporate Authorization	14
3.3	Charter Documents; Legality	15
3.4	Subsidiaries	15
3.5	Capitalization and Ownership	15
3.6	Affiliates	15
3.7	Assumed Names	16
3.8	Governmental Authorization	16
3.9	Consents	16
3.10	Financial Statements.	16
3.11	Accounts Receivable	17
3.12	Books and Records.	17
3.13	Absence of Certain Changes.	18
3.14	Real Property.	20
3.15	Tangible Personal Property.	20
3.16	Intellectual Property.	21
3.17	Export Restrictions.	22
3.18	Relationships With Customers, Suppliers, Etc.	22
3.19	Litigation	23
3.20	Contracts.	23
3.21	Licenses and Permits	24
3.22	Compliance with Laws	24
3.23	Pre-payments	25
3.24	Employees	25
3.25	Compliance with Federal, State and Municipal Labor and Employment Laws and Ordinances and Collective Bargaining Agreements	25
3.26	Employee Benefits	25
3.27	Employment Matters	27
3.28	Tax Matters	27

i

3.29	Fees	30
3.30	Business Operations; Servers.	30
3.31	Powers of Attorney and Suretyships.	30
3.32	Other Information.	30
3.33	Certain Business Practices	31
3.34	Money Laundering Laws	31
3.35	Environmental Matters	31
3.36	Related Party Transactions	32
3.37	Insurance	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS		32
4.1	Ownership of Stock; Authority.	33
4.2	Approvals	33
4.3	Non-Contravention	33
4.4	Litigation and Claims	33
4.5	Investment Representations	34
4.6	Tax	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		34
5.1	Due Incorporation	35
5.2	Corporate Authorization	35
5.3	Governmental Authorization	35
5.4	No Violation	35
5.5	Consents	36
5.6	Litigation	36
5.7	Issuance of Parent Common Stock	36
5.8	Fees	36
5.9	Charter Documents; Legality	36
5.10	Capitalization and Ownership of the Parent	36
5.11	Financial Statements.	37
5.12	Other Information	37
5.13	Compliance with Laws	37
5.14	Money Laundering Laws	38
5.15	Ownership of Parent Securities	38
5.16	Acquisition Corp	38
5.17	Reorganization	38
5.18	Absence of Certain Changes	38

ARTICLE VI COVENANTS OF THE COMPANY AND EACH PRINCIPAL SHAREHOLDER PENDING CLOSING		40
6.1	Conduct of the Business	40
6.2	Access to Information.	42
6.3	Notices of Certain Events	42
6.4	SEC Filings.	42
6.5.	Investment Representations.	43

ARTICLE VII COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS		46
7.1	Confidentiality	46
7.2	Non-Solicitation.	46
7.3	Non-Competition	47
7.4	Reporting and Compliance With Law	47
7.5	Injunctive Relief	47
7.6	Audited Financial Statements	47

ARTICLE VIII COVENANTS OF PARENT PENDING CLOSING		47
8.1	Conduct of the Business	48
8.2	Access to Information.	49

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		50
9.1	Best Efforts; Further Assurances	50
9.2	Confidentiality of Transaction	50
9.3	Best Efforts to Obtain Consents	50
9.4	No Additional Derivative Securities	50
9.5	Tax Matters.	51
9.6	Registration	51
9.7	Procedures on Registration	52
9.8	Severance	53

ARTICLE X CONDITIONS TO CLOSING		53
10.1	Conditions to the Obligations of Parent, Acquisition Corp., the Principal Shareholders and the Company	53
10.2	Conditions to Obligations of Parent and Acquisition Corp	53
10.3	Conditions to Obligations of the Company and the Principal Shareholders	55

ARTICLE XI RELIANCE ON REPRESENTATIONS AND WARRANTIES		56
11.1	Reliance on Representations and Warranties of the Company and the Principal Shareholders	56
11.2	Reliance on Representations and Warranties of Parent and Acquisition Corp	56

ARTICLE XII INDEMNIFICATION		56
12.1	Indemnification of Parent and Acquisition Corp	56
12.2	Indemnification of Principal Shareholders	57
12.3	Procedure	57
12.4	Periodic Payments	58
12.5	Insurance	59
11.6	Survival of Indemnification Rights	59

ARTICLE XIII DISPUTE RESOLUTION		59
13.1	Arbitration.	59
13.2	Waiver of Jury Trial; Exemplary Damages.	61

13.3	Attorneys’ Fees.	61

ARTICLE XIV TERMINATION		61
14.1	Termination.	61
14.2	Effect of Termination.	62
14.3	Termination Fee.	62
14.4	Survival	63

ARTICLE XV MISCELLANEOUS		63
15.1	Notices	63
15.2	Amendments; No Waivers.	64
15.3	Ambiguities	64
15.4	Publicity	64
15.5	Expenses	64
15.6	Successors and Assigns	64
15.7	Governing Law; Jurisdiction	65
15.8	Counterparts; Effectiveness	65
15.9	Entire Agreement	65
15.10	Severability	65
15.11	Captions	65
15.12	Construction	65

MERGER AGREEMENT

MERGER AGREEMENT, dated November 20, 2007 (this “Agreement”), by and among Intelli-Check, Inc., a Delaware corporation (“Parent”), Intelli-Check Merger Sub, Inc., a Washington corporation (“Acquisition Corp.”), Mobilisa, Inc., a Washington corporation (the “Company”) and the common shareholders of the Company listed on Schedule I hereto (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”).

W I T N E S S E T H :

WHEREAS, the Company is in the business of providing mobile and wireless technology solutions for document authentication (the “Business”);

WHEREAS, the Principal Shareholders constitute owners of approximately 99% of the issued and outstanding equity securities of the Company;

WHEREAS, Parent owns all of the issued and outstanding shares of equity securities of Acquisition Corp.;

WHEREAS, Parent and Acquisition Corp. desire that Acquisition Corp. merge with and into the Company and, to realize the benefits thereof, the Company and the Principal Shareholders also desire that Acquisition Corp. merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Washington Business Corporation Act, and that the outstanding securities of the Company, excluding any such shares held in the treasury of the Company, be converted upon such merger (the “Merger”) into the right to receive the amount of consideration as is provided herein; and

WHEREAS, the parties intend the Merger to qualify as a tax-free plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“2006 Financial Statements” has the meaning set forth in Section 3.10(a).

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Acquisition Corp.” has the meaning set forth in the Preamble.

“Act” has the meaning set forth in Section 4.5(a).

“Action” means any action, suit, investigation, hearing or proceeding, including any audit for Taxes or otherwise.

“Additional Agreements” means each of the Employment Agreement, the Lock-up Agreements and the Voting Agreements.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Arbitrator” has the meaning set forth in Section 13.1(b).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Benefit Plan” has the meaning set forth in Section 3.26(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, business, or transactions are otherwise reflected.

“Business” has the meaning set forth in the Recitals.

“Chairman” means the Chairman of Parent’s board of directors.

“Charter Documents” has the meaning set forth in Section 3.3.

“Chief Executive Officer” means Parent’s Chief Executive Officer or as otherwise designated pursuant to Section 2.1(d).

“Chief Financial Officer” means Parent’s Chief Financial Officer or as otherwise designated pursuant to Section 2.1(d).

“Chief Operating Officer” means Parent’s Chief Operating Officer or as otherwise designated pursuant to Section 2.1(d).

“Chief Technical Officer” means Parent’s Chief Technical Officer or as otherwise designated pursuant to Section 2.1(d).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means the shares of common stock, no par value, of the Company.

“Company Consent” has the meaning set forth in Section 3.9.

“Company Directors” has the meaning set forth in Section 2.1(c).

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company and the Principal Shareholders to Parent and Acquisition Corp. simultaneously with the execution and delivery of this Agreement.

“Company Indemnitees” has the meaning set forth in Section 12.2.

“Company Optionholders” means the holders of Options.

“Company Shareholders” means the common shareholders of the Company, including the Principal Shareholders.

“Company’s knowledge” refers to the actual knowledge of Dr. Nelson Ludlow, Bonnie Ludlow, and Steve Williams.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” has the meaning set forth in Section 3.20(b).

“Customer” has the meaning set forth in Section 7.2(b).

“December Balance Sheet” has the meaning set forth in Section 3.10(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Effectiveness Period” has the meaning set forth in Section 9.6.

“Employment Agreement” means the employment agreement specified in Section 10.3(c). The Employment Agreement provides for a term of not less than two (2) years.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation, any common law cause of action providing any right or remedy relating to Environmental Matters, and any legally binding judicial or administrative decisions, orders and decrees, in each case relating to Environmental Matters, as the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, workplace health or safety and any matters relating to emissions, discharges, releases or threatened releases of hazardous substances into the air, surface water, groundwater, soil, land surface or subsurface or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of hazardous materials, substances or wastes.

“Environmental Permits” has the meaning set forth in Section 3.35(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act Filings” means filings under the Securities Exchange Act of 1934 made by the Parent prior to the Closing Date.

“Exchange Ratio” is a number determined by dividing (i) the number of shares of Parent Common Stock immediately prior to Closing by (ii) the number of shares of Company Common Stock immediately prior to Closing.

“First Period” has the meaning set forth in Section 9.6.

“GAAP” means U.S. generally accepted accounting principles, consistently applied and interpreted.

“Indebtedness” includes with respect to any Person and without limitation, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person.

“Indemnification Notice” has the meaning set forth in Section 12.3(a).

“Indemnified Party” has the meaning set forth in Section 12.3.

“Indemnifying Parties” has the meaning set forth in Section 12.3(a).

“Intellectual Property” means any and all of the following: (A) U.S., international and foreign patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) the additional names listed on Schedule 3.7 and all derivations thereof; (F) u.r.l.s, Internet domain names and Websites; and (G) any other type of Intellectual Property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“IRS” means the Internal Revenue Service.

“Law” means any domestic or foreign federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law.

“Leased Real Property” means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Leases” has the meaning set forth in Section 3.14(b).

“Licensed Intellectual Property” has the meaning set forth in section 3.16(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

“Lock-Up Agreements” means each of the Lock-Up Agreements, in the form mutually agreed by the parties hereto, between Parent and each of the Principal Shareholders, the officers and directors (as of the Closing Date) of the Company, set forth on Schedule II, such schedule mutually agreed by the parties hereto prior to the Effective Time.

“Losses” has the meaning set forth in Section 12.1.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the business of the applicable company individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter individually or in the aggregate involving a loss or payment in excess of $500,000 shall constitute a Material Adverse Change, per se and provided further that, with respect to Parent, any business of Parent that may be lost or otherwise affected due to the Company’s request to Parent to change such arrangements in order to complete the transactions contemplated hereby shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the business of the applicable company individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter individually or in the aggregate involving a loss or payment in excess of $500,000 shall constitute a Material Adverse Effect, per se and provided further that, with respect to Parent, any business of Parent that may be lost or otherwise affected due to the Company’s request to Parent to change such arrangements in order to complete the transactions contemplated hereby shall not constitute a Material Adverse Effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the aggregate consideration that the Company Shareholders, the Optionholders and the Warrantholders will be entitled to receive by virtue of the Merger.

“Merger Documents” has the meaning set forth in Section 2.1(g).

“Money Laundering Laws” has the meaning set forth in Section 3.34.

“Offices” has the meaning set forth in Section 3.1.

“Optionholders” means the holders of Options.

“Options” means all stock options (or any portion thereof) to purchase Company Common Stock.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” has the meaning set forth in Section 14.1(b)(i).

“Owned Intellectual Property” has the meaning set forth in Section 3.16(a).

“Owned Real Property” means, collectively, all real properties and interests therein (including the right to use) owned by the Company, together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 5.9.

“Parent Common Stock” means the Common Stock, $.001 par value per share, of Parent.

“Parent Contract” means:

(i) any contract pursuant to which the Parent is required to pay, has paid or is entitled to receive or has received an amount in excess of $25,000 during the current fiscal year or any one of the two preceding fiscal years (other than purchase orders for inventory entered into in the ordinary course of business (excluding however any such purchase orders which are open for purchases in excess of $50,000));

(ii) all employment contracts and sales representatives contracts;

(iii) all sales, agency, factoring, commission and distribution contracts;

(iv) all joint venture, strategic alliance, limited liability company and partnership agreements;

(v) all significant documents relating to any acquisitions or dispositions of assets (other than of dispositions of inventory in the ordinary course of business);

(vi) all licensing agreements, including agreements licensing Intellectual Property rights, other than “shrink wrap” licenses;

(vii) all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Parent;

(viii) all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights;

(ix) all guarantees, terms and conditions, privacy policies, indemnification arrangements and other hold harmless arrangements made or provided by the Parent;

(x) all Website hosting contracts or agreements;

(xi) all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether the Parent is granted or granting rights thereunder to occupy or use any premises;

(xii) all agreements relating to Tangible Assets; and

(xiii) all agreements relating to outstanding Indebtedness.

“Parent Directors” has the meaning set forth in Section 2.1(c).

“Parent Financial Statements” has the meaning set forth in Section 5.11.

“Parent Indemnitees” has the meaning set forth in Section 12.1.

“Parent Options” means all stock options (or any portion thereof) to purchase Parent Common Stock.

“Parent Warrants” means all warrants to purchase Parent Common Stock.

“PBGC” has the meaning set forth in Section 3.26(b).

“Permits” has the meaning set forth in Section 3.21.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, the Company or an agency or instrumentality thereof.

“Pre-Closing Period” has the meaning set forth in Section 9.5(b).

“Principal Shareholders” has the meaning set forth in the Preamble.

“Principal Shareholder’s Securities” means, with respect to a Principal Shareholder, the Company Common Stock and Options owned by such Principal Shareholder as set forth on Schedule I hereto.

“Proceeding” has the meaning set forth in Section 3.28(b).

“Proxy Materials” has the meaning set forth in Section 14.1(b)(ii).

“Rebate Obligations” has the meaning set forth in Section 3.30(c).

“Reg D” has the meaning set forth in Section 4.5(a).

“Registrable Securities” has the meaning set forth in Section 9.6.

“Restrictive Covenants” has the meaning set forth in Section 7.5.

“Restriction Period” has the meaning set forth in Section 7.2(a).

“September Balance Sheet” has the meaning set forth in Section 3.10(a).

“SEC” means the Securities and Exchange Commission.

“Software” has the meaning set forth in Section 3.16(b).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Corporation Common Stock” means the common stock of the Surviving Corporation.

“Tangible Assets” means all tangible personal property and interests therein, including inventory machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, vessels and other tangible property.

“Tax” has the meaning set forth in Section 3.28(d).

“Taxing Authority” has the meaning set forth in Section 3.28(b).

“Tax Liability” has the meaning set forth in Section 3.28(b).

“Tax Return” has the meaning set forth in Section 3.28(d).

“Terminating Party” has the meaning set forth in Section 14.1(b).

“Termination Fee” has the meaning set forth in Section 14.3(a).

“Third Party Claim” has the meaning set forth in Section 12.3(a).

“To the knowledge of Parent and Acquisition Corp.” refers to the actual knowledge of Jeffrey Levy and Peter Mundy.

“UCC” shall mean the Uniform Commercial Code of the State of Washington, or any corresponding or succeeding provisions of Laws of the State of Washington, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Vice Chairman” means Vice Chairman of Parent’s board of directors.

“Voting Agreements” has the meaning set forth in Section 2.1(g).

“Warrantholder” means holders of Warrants.

“Warrants” means all warrants to purchase Company Common Stock.

“Websites” means all of the internet domain names for the Company set forth on Schedule 3.16(a).

ARTICLE II

PURCHASE AND SALE

2.1 The Merger.

(a) At the Effective Time, (i) the separate existence of Acquisition Corp. will cease and Acquisition Corp. will be merged with and into the Company (Acquisition Corp. and the Company are sometimes referred to herein as the “Constituent Corporations”; with respect to periods after the Effective Time, the Company in its capacity as the surviving corporation is sometimes referred to herein as the “Surviving Corporation”); (ii) the articles of incorporation of Acquisition Corp. in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (provided that Article FIRST of the articles of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “The name of the Corporation is Intelli-Check/Mobilisa, Inc.”).; and (iii) the by-laws of Acquisition Corp. as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

(b) At and after the Effective Time:

(i)  title to all property owned by each of the Constituent Corporations, and rights, privileges, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically assume all of the debts, liabilities, obligations and duties of each Constituent Corporation; and

(ii) the address listed as the headquarters of the Parent will be moved to the Company’s offices in Port Townsend, Washington.

(c) Immediately after the Effective Time, Parent’s board of directors shall be composed of eight (8) directors, four (4) of whom shall be appointed by Parent’s board of directors prior to the Effective Time (the “Parent Directors”) and four (4) of whom shall be appointed by the Company’s board of directors prior to the Effective Time (the “Company Directors”).

(d) Immediately after the Effective Time:

(A) the Parent Directors shall have the right to designate the Chairman and appoint a Chief Financial Officer and a Chief Technology Officer; and

(B) the Company Directors shall have the right to designate the Vice Chairman and appoint a Chief Executive Officer.

(e) For a period of not less than two (2) years after the Closing Date, the Chief Executive Officer immediately after the Effective Time shall continue to be appointed as the Chief Executive Officer, unless such person resigns from such position or is terminated for cause.

(f) For a period of not less than one (1) year after the Closing Date:

(i) In connection with each annual or special meeting of stockholders where Parent’s board of directors are to be elected, the Parent Directors shall be entitled to name four (4) persons to the slate of directors presented to the Parent’s stockholders for election and the Company Directors shall be entitled to name four (4) persons to the slate of directors presented to the Parent’s stockholders for election;

(ii) In the event of any vacancy on Parent’s board of directors, the directors (either the Parent Directors or the Company Directors, as applicable) originally selecting such persons shall have the right to fill such vacancy; and

(iii) In no event shall the number of directors on Parent’s board of directors be greater than eight (8) unless the Board of Directors unanimously (with all members voting) votes to increase the number of members of the Board of Directors.

(g) Voting agreements (the “Voting Agreements”) in a form agreed to by the parties relating to the matters indicated in Sections 2.1(c), (d) and (f) shall have been executed on the Closing Date.

(h) The parties acknowledge that, immediately prior to the Closing, Parent will amend the option agreements of any of Parent’s current directors who do not continue on the Board of Directors of Parent after the Closing to provide that options granted pursuant to such option agreements may be exercised for up to one year after the Closing Date. The parties acknowledge that, immediately prior to the Closing, the Company will amend the option agreements of any of the Company’s current directors who do not continue on the Board of Directors of the Company after the Closing to provide that options granted pursuant to such option agreements may be exercised for up to one year after the Closing Date.

2.2 Merger Documents. As soon as practicable following fulfillment or waiver of the conditions specified in Article IX hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article XIII hereof, the Company and Acquisition Corp. will cause the Articles of Merger and a Plan of Merger in a form mutually agreed to by the parties hereto (the “Merger Documents”) to be executed and filed with the Washington Secretary of State as provided in the Washington Business Corporation Act.

2.3 Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. on the day of the filing of the Certificate of Merger with the Washington Secretary of State or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the “Effective Time.”

2.4 Effect on Capital Stock; Exchange Procedures.

(a) At or after the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock, Options or capital stock of Acquisition Corp:

(i) Each issued and outstanding share of Company Common Stock shall be converted into the right to receive a number of shares of Parent Common Stock determined by multiplying the shares of Company Common Stock by the Exchange Ratio. All of the Company Common Stock shall be cancelled, and each holder of a certificate representing any of the Company Common Stock shall thereafter cease to have any rights with respect to the Company Common Stock except the right to receive the Merger Consideration pursuant to the terms hereof. Company Common Stock held as treasury shares by the Company, if any, shall be canceled and not be converted into the right to receive any consideration.

(ii) Each issued and outstanding share of the capital stock of Acquisition Corp. shall remain outstanding and be automatically converted into shares of common stock of the Surviving Corporation.

(b) As soon as practicable after the Effective Time, each holder of Company Common Stock will surrender the certificates representing the Company Common Stock to Parent.

(c) If any portion of the Merger Consideration consisting of Parent Common Stock to be paid to any shareholder of the Company is to be delivered to any person other than the person in whose name the Company Common Stock are registered, it shall be a condition to such exchange that the Company Common Stock so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such exchange (a) establish to the satisfaction of Parent the propriety of such transfer and (b) (i) pay any transfer or other taxes required by reason of the delivery of such Merger Consideration to a person other than the registered holder of the Company Common Stock surrendered, or (ii) establish to the satisfaction of Parent that such tax has been paid or is not applicable.

(d) If any certificate representing Company Common Stock has been lost, stolen or destroyed, Parent shall issue the applicable Merger Consideration deliverable in respect thereof upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate.

(e) From and after the Effective Time, no transfer of any Company Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Company.

(f) The Parent Common Stock issuable pursuant to this transaction shall bear the following legend:

The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Merger Agreement dated as of ________ __, 2007, a copy of which Merger Agreement may be inspected by the holder of this certificate at the offices of Intelli-Check, Inc.

2.5 Optionholders and Warrantholders.

(a) All Options outstanding immediately prior to the Effective Time shall become fully vested and exercisable at the Effective Time and shall be canceled and replaced as follows:

(i) Each Optionholder will be entitled to receive, automatically and without any further action by the Optionholder (subject to compliance with Section 2.5(a)(ii) below), the number of fully vested Parent Options determined by multiplying the number of Options held by such Optionholder by the Exchange Ratio. The exercise price for each such replacement Parent Option shall be the exercise price of the Option being canceled and replaced divided by the Exchange Ratio.

(ii) At or after the Effective Time, each Optionholder shall provide to the Surviving Corporation an option surrender agreement in a form to be agreed upon between the Parent and the Company. Upon submitting to the Surviving Corporation an option surrender agreement, duly completed and validly executed in accordance with the instructions thereto (and surrender for cancellation of any certificates evidencing Options), and such other documents as may reasonably be required by the Surviving Corporation, the Optionholder shall receive in exchange therefor a Parent Option. Until so surrendered, any outstanding Option will be deemed from and after the Effective Time to evidence ownership of the right to receive a portion of the Merger Consideration.

(b) All Warrants outstanding immediately prior to the Effective Time shall be canceled and replaced as follows:

(i) Each Warrantholder will be entitled to receive, automatically and without any further action by the Warrantholder (subject to compliance with Section 2.5(b)(ii) below), the number of Parent Warrants determined by multiplying the number of Warrants held by such Warrantholder by the Exchange Ratio. The exercise price for each such replacement Parent Warrant shall be the exercise price of the Warrant being canceled and replaced divided by the Exchange Ratio.

(ii) At or after the Effective Time, each Warrantholder shall provide to the Surviving Corporation a warrant surrender agreement in a form to be agreed upon between the Parent and the Company. Upon submitting to the Surviving Corporation a warrant surrender agreement, duly completed and validly executed in accordance with the instructions thereto (and surrender for cancellation of any certificates evidencing Warrants), and such other documents as may reasonably be required by the Surviving Corporation, the Warrantholder shall receive in exchange therefor a Parent Warrant. Until so surrendered, any outstanding Warrant will be deemed from and after the Effective Time to evidence ownership of the right to receive a portion of the Merger Consideration.

2.6 Payment of the Merger Consideration. The Merger Consideration shall be payable by Acquisition Corp. and Parent on the Closing Date, as specified in Section 2.4 and Section 2.5.

2.7 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the Merger hereunder shall take place at the offices of Loeb & Loeb LLP, counsel to Parent and Acquisition Corp., located at 345 Park Avenue, New York NY 10154, or at such other date, time or place as the parties may agree (the date and time at which the Closing is actually held being the “Closing Date”). In addition to those obligations set forth in Article IX, at the Closing:

(a) Acquisition Corp. and Parent shall deliver the Merger Consideration in accordance with this Article II;

(b) Each of the Company Shareholders will deliver to the Surviving Corporation certificates representing the Company Shareholder’s Company Common Stock, duly endorsed, together with any other documents that are necessary to transfer to the Surviving Corporation good title to all of the Company Shareholder’s Company Common Stock, free and clear of any and all Liens; and

(c) Each of the Optionholders will deliver to the Surviving Corporation the documents set forth in Section 2.5(a)(ii), together with any other documents as may be reasonably required.

2.8 No Further Transfers; Lost, Stolen or Destroyed Certificates. The Merger Consideration paid pursuant to the Merger upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and upon and after the Effective Time, no transfer of the shares of Company Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.9 Effect of the Merger. Upon and after the Effective Time: (a) the shares of Company Common Stock and the Options shall be converted as provided in this Agreement; (b) the former holders of such securities will be entitled only to the rights provided in this Agreement or to the rights provided under Washington Business Corporation Act; and (c) the Merger shall otherwise have the effect provided under the applicable laws of the State of Washington.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE PRINCIPAL SHAREHOLDERS AND THE COMPANY

The Principal Shareholders, joint and severally, and the Company hereby represent and warrant to Parent and Acquisition Corp., as of the date hereof and as of the Closing Date (except as otherwise expressly stated), that:

3.1 Corporate Existence and Power. The Company is a corporation duly formed, validly existing under and by virtue of the Laws of the State of Washington, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 3.1, the Company is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary, except where the failure to so qualify would not have a Material Adverse Effect. The only offices, warehouses or business locations of the Company are listed on Schedule 3.1 (the “Offices”). The Company has not taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

3.2 Corporate Authorization. Except for a vote of the stockholders of the Company to approve the transaction contemplated by this Agreement, the execution, delivery and performance by the Company of this Agreement and each of the other Additional Agreements to which the Company is named as a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Charter Documents; Legality. The Company has previously delivered to Parent true and complete copies of its articles of incorporation and by-laws, minute books and stock books (the “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Company and each Principal Shareholder of this Agreement and any Additional Agreement to which the Company or such Principal Shareholder is to be a party has not violated and will not violate, and the consummation by the Company or the Principal Shareholders of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents or any Law.

3.4 Subsidiaries. The Company does not have any subsidiaries. The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

3.5 Capitalization and Ownership. Schedule 3.5 sets forth, with respect to the Company, (i) its authorized capital, (ii) the number of its securities that are outstanding, (iii) each shareholder owning its securities and the number of shares of such securities owned by such security holder, and (iv) each security convertible into or exercisable or exchangeable for its securities, the number and type of securities such security is convertible into, the exercise or conversion price of such security and the holder of such security. Except as set forth on Schedule 3.5, no Person other than the Principal Shareholders or the Company owns any securities of the Company. Except as set forth on Schedule 3.5, and except for any issuance or grant of any right to acquire any securities of the Company totaling up to 20,000 Options in the aggregate between the date hereof and the Closing Date, there is no Contract that requires or under any circumstance would require the Company to issue, or grant any right to acquire, any securities of the Company, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Company or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company. The Company Common Stock and Options (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws.

3.6 Affiliates. Other than the Principal Shareholders, the Company is not controlled by any Person and the Company is not in control of any other Person. Schedule 3.6 lists each Contract, arrangement, or understanding to which the Company and any Principal Shareholder or any Affiliate of any Principal Shareholder is a party. Except as disclosed in Schedule 3.6, none of the Principal Shareholders or any Affiliate of any Principal Shareholder (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights) that the Company uses or the use of which is necessary for the conduct of the Business, or (ii) have engaged in any transaction with the Company.

3.7 Assumed Names. Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company, including names on any Websites. The Company has not used any name other than the names listed on Schedule 3.7 to conduct its business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions. Except as indicated on Schedule 3.7, all Websites are in good working order.

3.8 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except (a) for the filing of the Certificate of Merger with the Washington Secretary of State in accordance with the Washington Business Corporation Act as provided for in Section 2.1(g).

3.9 Consents. The Contracts listed on Schedule 3.9 are the only material agreements, commitments, arrangements, contracts or other instruments binding upon the Company or any of its respective properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery or performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.10 Financial Statements.

(a) Attached hereto as Schedule 3.10(a) are balance sheets of the Company as of December 31, 2005 and December 31, 2006, and the related statements of operations, shareholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2006, and the balance sheet of the Company as of September 30, 2007 and the related statements of operations, shareholders’ deficit and cash flows (collectively, the “2006 Financial Statements”). The balance sheet contained in the 2006 Financial Statements as of December 31, 2006 is referred to herein as the “December Balance Sheet”. The balance sheet contained in the financial statements as of September 30, 2007 is referred to herein as the “September Balance Sheet”. The 2006 Financial Statements (i) were prepared from the Books and Records and can be legitimately reconciled with the Books and Records; (ii) were prepared in accordance with GAAP; (iii) fairly and accurately present the Company’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; (v) are complete and correct in all material respects and (vi) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Company with respect to the periods then ended. The Company has heretofore delivered to Parent complete and accurate copies of all “management letters” received by it from the Company’s accountants and all responses during the last three (3) years by lawyers engaged by the Company to inquiries from the Company’s accountant or any predecessor accountants. The 2006 Financial Statements are currently unaudited. The audited 2006 Financial Statements will not be materially different than the 2006 Financial Statements provided on Schedule 3.10(a).

(b) Except as specifically disclosed, reflected or fully reserved against on the September Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the September Balance Sheet and except as set forth on Schedule 3.10(b), there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the September Balance Sheet are included therein.

(c) The 2006 Financial Statements accurately reflect the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedules 3.10(c), the Company does not have any Indebtedness.

(d) All forecasts, presentations or projections relating to the future results of operations of the Company were based upon reasonable assumptions and were prepared in good faith by the Company.

(e) To the commercially reasonable best knowledge of the Company, nothing done by the Company will prevent the Parent from complying with applicable securities laws or the Sarbanes-Oxley Act of 2002 after the Merger is consummated.

3.11 Accounts Receivable. Schedule 3.11 sets forth as of a date within three (3) days of the date hereof all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company, in accordance with GAAP (“Accounts Receivable”). Except as set forth in Schedule 3.11, all Accounts Receivable represent bona fide revenues of the Company pursuant to the Business and are fully collectible, net of any reserves shown on the September Balance Sheet. Except as set forth on Schedule 3.11, all accounts and notes receivable reflected on the September Balance Sheet, or arising since December 31, 2006, have been collected, or will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.12 Books and Records.

(a) All Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(b) The Books and Records accurately and fairly, in reasonable detail, reflect the Company’s transactions and dispositions of assets. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed in accordance with management’s authorization;

(ii) access to assets is permitted only in accordance with management’s authorization; and

(iii) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(c) The Company has heretofore made all of its Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of documents referred to in the Schedules or as Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

(d) Schedule 3.12(d) is a complete and correct list of all savings, checking, brokerage or other accounts pursuant to which the Company has cash or securities on deposit and such list indicates the signatories on each account.

3.13 Absence of Certain Changes.

(a) Except as set forth in Schedule 3.13(a), since December 31, 2006, the Company has conducted its business in the ordinary course of business consistent with past practices, and with respect to the Company there has not been:

(i) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated herein or upon the value to Parent or Acquisition Corp. of the transactions contemplated hereby;

(ii) any transaction, contract, agreement or other instrument entered into, or commitment made, by the Company relating to the Business or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii) any increase of bonus, salary or other compensation outside of the ordinary course of business consistent with past practice;

(iv) any capital expenditure except in the ordinary course of business consistent with past practice;

(v) any sale, lease, license or other disposition of any of its assets except (A) pursuant to existing Contracts or commitments disclosed herein and (B) sales of products or inventory in the ordinary course of business consistent with past practice;

(vi) acceptance of any returns except in the ordinary course of business, consistent with past practice;

(vii) any default under any term or provision of any Contract;

(viii) an increase in the amount of Indebtedness;

(ix) the incurrence of Liens on any of its assets;

(x) any loss of a license required to conduct the Business;

(xi) any failure to obtain any required bonds in connection with a Contract or proposed Contract;

(xii) any loss in the ability to enter into Contracts with any Authorities with which it currently engages in business or with which it engaged in business in the last three (3) years;

(xiii) any damage, destruction or loss of property related to any of its assets not covered by insurance;

(xiv) any delay, acceleration or cancellation of any receivables or indebtedness owed to it or write-off or additional reserves made with respect to the same;

(xv) any merger or consolidation with or acquisition of any other Person;

(xvi) the lapse of any insurance policy protecting its assets;

(xvii) any change in its accounting principles or methods or write down of the value of any inventory or assets;

(xviii) any change in location where it conducts business;

(xix) any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice;

(xx) any increase or reduction in the prices of products sold except in the ordinary course of business consistent with past practice;

(xxi) any agreement to change any practices or terms, including payment terms, with respect to customers or suppliers;

(xxii) any change in hiring practices for employees, consultants or advisors;

(xxiii) any dividend or distribution to the Company Shareholders; or

(xxiv) any agreement to do any of the foregoing.

(b) Except as set forth on Schedule 3.13(b), since December 31, 2006, through and including the Closing Date, the Company has neither taken any action nor has had any event occur which would have violated any covenants of the Company set forth in Section 6.1 hereof.

3.14 Real Property.

(a) Schedule 3.14(a) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (i) the Company owns title in fee simple to such Owned Real Property, free and clear of all Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

(b) The Company has delivered to Parent true, correct, and complete copies of the leases and all amendments thereto for the properties listed on Schedule 3.14(b) (the “Leases”). The Leases, together with all amendments, are listed in Schedule 3.14(b) and are valid and enforceable by the Company which is a party to such lease against the other parties thereto. The Company has not breached or violated, and is not in default under, any of the Leases or any local zoning ordinance, the breach or violation of which could individually or in the aggregate have a Material Adverse Effect, and no notice from any Person has been received by the Company or served upon the Company or any Principal Shareholder claiming any violation of any lease or any local zoning ordinance. The Company has no other leases except as set forth on Schedule 3.14(b).

(c) The Company has not experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Company in the operation of the Business.

3.15 Tangible Personal Property.

(a) Each piece of Tangible Assets is in operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses. Schedule 3.15(a) sets forth a complete and correct list of the Tangible Assets owned or leased by the Company having a book value of more than $5,000, setting forth a description of such property and its location.

(b) The Company has, and upon consummation of the transactions contemplated hereby will continue to have, good, valid and marketable title in and to each piece of Tangible Assets listed on Schedule 3.15(a) hereto, free and clear of all Liens, except as set forth on Schedule 3.15(b).

(c) The Company has good title to, or a valid leasehold or license interest in, all its respective properties and assets (whether tangible or intangible), free and clear of all Liens. The personal and other properties and assets owned by the Company or leased or licensed by the Company from a third party constitute all such properties and assets which are necessary to the Business as presently conducted and as presently proposed to be conducted.

(d) The materials and supplies included in the inventory of the Company as of the Closing Date will be: (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials and supplies, and additions thereto, generally included in such inventory in the past; and (ii) valued in accordance with GAAP and applied on a basis consistent with that used in the Company’s financial statements.

(e) Except as indicated on Schedule 3.15(a), all Tangible Assets are located at the Offices.

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a true and complete list of all Intellectual Property owned by the Company which is material to the Business (the “Owned Intellectual Property”).

(b) Schedule 3.16(b) sets forth a true and complete list of all material computer software developed in whole or in part by or on behalf of the Company, including such developed computer software and databases that are operated or used by the Company on its Websites or are otherwise material to the Business (collectively, “Software”). The Software is the only computer software that is material to the Business.

(c) Schedule 3.16(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property or Software to which the Company is a party, in each case, which are material to the Business (collectively, “Licensed Intellectual Property”).

(d) To the Company's knowledge, neither the Company’s ownership and use, in the ordinary course, of the Owned Intellectual Property nor the use of the Software and Licensed Intellectual Property infringes upon or misappropriates the valid Intellectual Property rights, privacy rights or other right of any third party.

(e) Except as set forth in Schedule 3.16(e), the Company owns each item of Owned Intellectual Property, free and clear of any lien or encumbrance, and the Company is entitled to use, and is using in the Business, the Owned Intellectual Property, Software and Licensed Intellectual Property in the ordinary course, subject, in the case of the Licensed Intellectual Property, to the terms and conditions of the licenses therefor.

(f) The Owned Intellectual Property, Software and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of the Business. The Company has not received any written or, to the Company's knowledge, oral notice challenging the Company's ownership of the Owned Intellectual Property, claiming that any other person or entity has any ownership interest with respect thereto, or claiming that the Owned Intellectual Property infringes any Intellectual Property owned by a third party.

(g) To the Company's knowledge, no Person is engaged in any activity that infringes upon the Owned Intellectual Property. The Company has not granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property, Licensed Intellectual Property or Software, except for those licenses set forth in Schedule 3.16(g). The consummation of the transactions contemplated by this Agreement will not result in the termination of any agreements relating to the Licensed Intellectual Property.

(h) The Company has not exported the Software outside the U.S. or Canada. No rights in the Software have been transferred by the Company to any third party except to the customers of the Company to whom the Company has licensed such Software in the ordinary course.

(i) The Company has the right to use all software development tools, library functions, compilers and other third party software that are material to the Business or that is required to operate or modify the Software, consistent with the terms and conditions of any agreements pursuant to which the Company has been granted such right to use.

(j) The Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property and, to the Company's knowledge, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

3.17 Export Restrictions. Except as listed on Schedule 3.17, there are no export restrictions on the Company’s products or services.

3.18 Relationships With Customers, Suppliers, Etc.

(a) Schedule 3.18(a) identifies during the six (6) months ended June 30, 2007 and the fiscal year ended December 31, 2006, respectively (i) the 10 largest customers of the Company and the amount of revenues accounted for by such customer during each such period and (ii) the 10 largest suppliers (other than attorneys, accountants and office leases) of the Company and the amount of expense accounted for by such supplier during each such period.

(b) Schedule 3.18(b) sets forth (i) all prepayments, pre-billed invoices and deposits that have been received by the Company as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, pre-billed invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, pre-billed invoice or deposit. All such prepayments, pre-billed invoices and deposits are properly accrued for on the Company’s financial statements, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

(c) Schedule 3.18(c) sets forth since December 31, 2006, all purchases (other than attorneys, accountants and office leases) with a cost of in excess of $10,000 for any single item or series or related items.

(d) Except as set forth on Schedule 3.18(d), since December 31, 2006: (a) there has not been any termination of the business relationship of the Company with any material licensee, customer or supplier, other than in the ordinary course of business where a contract has been concluded with (A) a customer with no subsequent follow-on business or (B) a supplier due to the supplier’s products no longer being available or applicable to the Business; (b) there has not been any threatened termination or withholding of payments by, or any material dispute with, any material licensee, customer or supplier; and (c) the Company has not received any notice or been informed that any such event will occur in the future, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.18(d), the Company is not currently in any dispute over any terms of any contract or agreement to which the Company and any material licensee, customer or supplier is a party.

3.19 Litigation. Except as set forth in Schedule 3.19, there is no Action (or, to the Company’s knowledge, any basis therefor) pending against, or, to the Company’s knowledge, threatened against or affecting the Company, any of its respective officers or directors, any Principal Shareholder, the Business or any Contract, before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Company. The Company is neither now, nor has it been in the past five (5) years, subject to any proceeding with any Authority

3.20 Contracts.

(a) Each Contract to which the Company is a party is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. The Company has given a true and correct fully executed copy of each Contract to Parent.

(b) Schedule 3.20(b) lists each material contract (other than the Charter Documents) of the Company (the “Contracts”), including:

(i) any contract pursuant to which the Company is required to pay, has paid or is entitled to receive or has received an amount in excess of $25,000 during the current fiscal year or any one of the two preceding fiscal years (other than purchase orders for inventory entered into in the ordinary course of business (excluding however any such purchase orders which are open for purchases in excess of $50,000));

(ii) all employment contracts and sales representatives contracts;

(iii) all sales, agency, factoring, commission and distribution contracts;

(iv) all joint venture, strategic alliance, limited liability company and partnership agreements;

(v) all significant documents relating to any acquisitions or dispositions of assets (other than of dispositions of inventory in the ordinary course of business);

(vi) all licensing agreements, including agreements licensing Intellectual Property rights, other than “shrink wrap” licenses;

(vii) all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company;

(viii) all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights;

(ix) all guarantees, terms and conditions, privacy policies, indemnification arrangements and other hold harmless arrangements made or provided by the Company;

(x) all Website hosting contracts or agreements;

(xi) all contracts or agreements with or pertaining to the Company to which any Principal Shareholder or any Affiliate of any Principal Shareholder is a party;

(xii) all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether the Company is granted or granting rights thereunder to occupy or use any premises;

(xiii) all agreements relating to Tangible Assets; and

(xiv) all agreements relating to outstanding Indebtedness.

(c) The Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.21 Licenses and Permits. Schedule 3.21 is a complete and correct list of each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing the same (the “Permits”). Such Permits are valid and in full force and effect and, assuming the related Company Consents, if any, have been obtained prior to the Closing Date, none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business except for such Permits that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.22 Compliance with Laws. The Company is not in violation of, has not violated, and is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

3.23 Pre-payments. Except as set forth on Schedule 3.23, the Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.

3.24 Employees. Schedule 3.24 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans that the Company has been made aware of, work permits, visas, resident alien status (if applicable), and office location of all employees of the Company, indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2005. Schedule 3.24 sets forth a true and complete list of the names and titles of the directors and officers of the Company as of the date hereof.

3.25 Compliance with Federal, State and Municipal Labor and Employment Laws and Ordinances and Collective Bargaining Agreements. The Company has complied in all material respects with all applicable federal, state and municipal Laws and ordinances relating to employment, labor and collective bargaining. To the Company’s knowledge, neither the Parent nor the Surviving Corporation are required to give notice, make any filing, receive any approval, or take any action whatsoever with respect to any Authority in connection with the transactions contemplated hereby, including but not limited to any labor organization. There is no violation of any federal or state statute or municipal ordinance with respect to the residence of any employee of the Company in the United States or his or her employment by the Company or the Surviving Corporation. No present or former employee, officer or director of the Company has, or will have at the Closing Date, any claim against the Surviving Corporation for any matter including, without limitation, wages, salary, vacation, severance, or sick pay or any other fringe benefit except for the same having accrued in the ordinary course of business from the last payroll period immediately preceding the Closing Date. There is no:

(a) unfair labor practice charge against the Company pending before the National Labor Relations Board or any state or local agency;

(b) pending work stoppage or other material labor relations issues affecting the Company;

(c) material grievance pending having arisen under any collective bargaining agreement to which the Company is a party signatory;

(d) pending question of representation raised by any labor organization with respect to employees of the Company; or

(e) pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company is a party signatory.

In addition: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company; and (ii) no current union organizing activities have occurred over the last 24 months.

3.26 Employee Benefits.

(a) Each Benefit Plan, in each case as of the date of this Agreement, is listed in Schedule 3.26(a), is and has been maintained in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms. For purposes of this Agreement, “Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any defined benefit pension plan and any other written plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case, sponsored, maintained, contributed to or administered by the Company or with respect to which the Company could incur any liability.

(b) Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Benefit Plan that is subject to such notice requirement. No Benefit Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. All liabilities under each Benefit Plan are funded to at least the minimum level required by law, or if higher, to the level required by the terms governing any such Benefit Plan. No Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions and payments required under the terms of the Benefit Plans have been timely made or accrued and are fully deductible under Code Section 162, 280G or 404.

(c) Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Benefit Plan that could reasonably be expected to result in the imposition of any of the following: (i) a penalty pursuant to Section 502(i) of ERISA, (ii) damages pursuant to Section 409 of ERISA, or (3) a tax pursuant to Section 4975(a) of the Code. There are no obligations under any Benefit Plan or other arrangement or agreement providing welfare benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or Section 601 of ERISA. Each Benefit Plan subject to the requirements of Section 4980B of the Code or Section 601 of ERISA has been operated in substantial compliance therewith.

(d) Other than as disclosed on Schedule 3.26(d), neither the consummation of the transaction contemplated by this Agreement nor any termination of the employment of any Employee will result in or give rise to (i) any obligation of the Company to make any severance, retention, or termination, change of control, or other payments to present or former Employees other than as may be required by law, or (ii) the acceleration of any other rights or benefits provided by the Company to any present or former Employee pursuant to any agreement other than as may be required by law. There are no proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans and proceedings with respect to qualified domestic relations orders) or suits against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan. No Benefit Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Benefit Plan which is subject to Title IV of ERISA, pursuant to its most recent actuarial report, on a termination basis, the aggregate present value of the accrued liabilities thereunder did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code (and the regulations promulgated thereunder) with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) Other than as disclosed on Schedule 3.26(f), all Benefit Plans that are nonqualified deferred compensation plans for purposes of Code Section 409A have been operated, to the extent applicable, and amended in compliance with the requirements of Code Section 409A, its Treasury Regulations, and any administrative guidance relating thereto.

(g) With respect to each Benefit Plan, the Seller has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Benefit Plan — (i) all Benefit Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Benefit Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

3.27 Employment Matters. Schedule 3.27 sets forth a true and complete list of every employment agreement, commission agreement, of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that do not apply to the Company’s employees generally.

3.28 Tax Matters

(a) Compliance Generally. Except as set forth on Schedule 3.28(a), the Company has (A) duly and timely filed all Tax Returns required to be filed by the Company on or prior to the Effective Time, which Tax Returns are true, correct and complete, and (B) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date which includes the Effective Time or has made adequate provision on its Books and Records and financial statements in accordance with GAAP for any such Tax which is not due on or before such time. Prior to the Closing Date, the Company shall provide Parent and Acquisition Corp. with a schedule which sets forth each Taxing jurisdiction in which the Company has filed or is required to file Tax Returns and whether the Company has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction and a copy of such Tax Returns as have been requested by Parent and Acquisition Corp. Any Tax Returns filed subsequent thereto were consistent with the Tax Returns furnished to Parent and Acquisition Corp. and did not make, amend or terminate any election with respect to any Tax or change any accounting method, practice or procedure. The Company has complied with all applicable Law relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company.

(b) No Audit. Except as set forth on Schedule 3.28(b), (A) no taxing authority (“Taxing Authority”) has asserted any adjustment that could result in an additional Tax for which the Company is or may be liable or that could result in a Lien on any of its assets which has not been fully paid or adequately provided for on the Company’s balance sheet at Closing (collectively, “Tax Liability”) (B) there is not pending any audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability, and to the knowledge of the Principal Shareholders and the Company, no Taxing Authority is contemplating such a Proceeding, (C) no statute of limitations with respect to any Tax has been waived or extended (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing Authority with respect to the Company, its income, assets or business, or any Tax Liability, (F) the Company is not required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the Closing Date, (G) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (H) the Company is not and has never been included in any consolidated, combined or unitary Tax Return, (I) all Taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such Taxes (in each case determined without regard to any omission, fraud or other special circumstance other than the timely filing of the Tax Return), and (J) no Taxing Authority has ever asserted that the Company should file a Tax Return in a jurisdiction where it does not presently file.

(c) Taxes. The Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162, 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision). All plans or arrangements to which Company is a party that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder and have been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code and the applicable guidance thereunder. The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code. During the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code. The Company has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement. The Company is not and has never been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a “foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes. The Company does not have and has never had a fixed place of business or permanent establishment in any foreign country. The Company has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement to income tax” (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the tax treatment on its income Tax Return.

(d) Taxes and Tax Return Defined. For purposes of this Agreement, “Tax” shall mean all federal, state, local and foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax), including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation Section 1.1502-6 or, any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local or foreign Taxing Authority. For purposes of this Agreement, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation, any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

3.29 Fees. Except as set forth on Schedule 3.29, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Company, any Principal Shareholder or any of their respective Affiliates who might be entitled to any fee or commission from either Acquisition Corp., the Surviving Corporation, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement. The amount of any fee owed to any Person listed on Schedule 3.29 is listed opposite such Person’s name.

3.30 Business Operations; Servers.

(a) The Company owns all of its servers and other computer equipment necessary to operate its Business as conducted and as such Business will be conducted as of the Closing.

(b) Parent has been furnished with complete and correct copies of the standard terms and conditions of sale, if any, of each of the products of the Company. Except as set forth on Schedule 3.30(b) or as required by Law, no product manufactured, sold or delivered by the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. Any warranty reserve reflected in the Company’s financial statements is in accordance with GAAP.

(c) Except in the ordinary course of business or as set forth on Schedule 3.30(c), the Company neither has entered into, nor has offered to enter into, any written agreement, Contract or other arrangement with respect to the Business pursuant to which the Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”). All Rebate Obligations listed on Schedule 3.30(c) and all ordinary course Rebate Obligations are reflected in the 2006 Financial Statements in accordance with GAAP.

(d) Except as set forth in Schedule 3.30(d), the Company has not experienced any returns of its products since December 31, 2006 other than returns in the ordinary course of business. All product returns listed on Schedule 3.30(d) are reflected on the 2006 Financial Statements in accordance with GAAP.

3.31 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.32 Other Information .  Neither this Agreement, nor any of the documents or other information made available to Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto, or in connection with Parent’s due diligence review of the Business or the transactions contemplated by this Agreement, to the Company’s knowledge, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company has provided Parent with all material information regarding the Business.

3.33 Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing) has, since January 1, 2002, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

3.34 Money Laundering Laws. The operations of the Company have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no Action involving the Company with respect to the Money Laundering Laws is pending or threatened.

3.35 Environmental Matters. Except as disclosed on Schedule 3.35 and for those matters that, individually or in the aggregate, would not have a Material Adverse Effect:

(a) the Company has for the past three (3) years been, and is in, compliance with all applicable Environmental Laws;

(b) the Company has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (the “Environmental Permits”) and none of such Environmental Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(c) there has been no release at any time of any hazardous substances at, on, or about, under or within any Owned Real Property or Leased Real Property or any real property formerly owned, leased, operated or controlled by the Company or any of its predecessors, in each of the foregoing cases that would reasonably be expected to give rise to any liabilities pursuant to Environmental Laws;

(d) the Company has, within the past three (3) years, received no written claims, notices (including, without limitation, notices that the Company is a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing hazardous substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to liabilities pursuant to Environmental Laws;

(e) the Company and any of its predecessors have not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any hazardous substances to any place or location in violation of any Environmental Laws, where the association with any such location would reasonably be expected to give rise to any liabilities pursuant to Environmental Laws; and

(f) the Company has made available to Parent and Acquisition Corp. true and complete copies and results of any material written reports, studies, site assessments, test or monitoring possessed or initiated by the Company pertaining to hazardous substances (i) at, on, about, under or within any (A) Owned Real Property or Leased Real Property or (B) real property formerly owned, leased, operated or controlled by the Company where the Company is or may reasonably be held responsible under Environmental Laws.

3.36 Related Party Transactions. Except as disclosed on Schedule 3.36, no current or former shareholder, director, officer or employee (or any consultant or independent contractor performing functions normally associated with employees) of the Company, or any current or former Affiliate of any of the foregoing Persons or of the Company is presently, or since January 1, 2004 has been, directly or indirectly through such Person’s affiliation with any other Person, a party to any Contract or transaction with the Company, other than in the case of such Person, employment contracts as set forth in Schedule 3.27 or stock option grant or similar agreements disclosed on Schedule 3.26.

3.37 Insurance. Schedule 3.37 sets forth a complete and correct list of each insurance policy that is currently in effect which is presently owned or held by the Company, insuring the products, physical properties, assets, business, operations, employees, or directors and officers of the Company, which insurance policies are in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business conducted. As of the date hereof, all premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Company with respect to any such insurance policy. The Company is not in material default under such insurance policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

Each Principal Shareholder, severally and not jointly, represents to Parent and Acquisition Corp., as of the date hereof and as of the Closing Date (except as otherwise expressly stated) that:

4.1 Ownership of Stock; Authority.

(a) Each Principal Shareholder has good and marketable title to the Principal Shareholder’s Securities, free and clear of any and all Liens.

(b) Each Principal Shareholder has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Principal Shareholder is named as a party, to perform such Principal Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which each Principal Shareholder is named as a party have been, or at Closing will be, duly executed and delivered by each Principal Shareholder and are, or upon their execution and delivery will be, valid and legally binding obligations of each Principal Shareholder, enforceable against each Principal Shareholder in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by such Principal Shareholder of any or all of the Agreements and the Additional Agreements to which such Principal Shareholder is a party, nor the consummation by such Principal Shareholder of the transaction contemplated hereby and thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Principal Shareholder is a party or by which such Principal Shareholder is bound, or (ii) result in the imposition of any Lien upon the Principal Shareholder’s Securities owned by such Principal Shareholder.

4.2 Approvals. Except as contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by such Principal Shareholder from, and no notice or filing is required to be given by such Principal Shareholder to or made by any Principal Shareholder with, any Authority or other Person in connection with the execution, delivery and performance by such Principal Shareholder of this Agreement and each of the Additional Agreements.

4.3 Non-Contravention. The execution, delivery and performance by such Principal Shareholder of this Agreement and each of the Additional Agreements, and the consummation of the transaction, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Principal Shareholder if it is not a natural person, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Principal Shareholder, or the Principal Shareholder’s Securities owned by such Principal Shareholder, is subject.

4.4 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or threatened against such Principal Shareholder and such Principal Shareholder is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transaction or materially impair the ability of such Principal Shareholder to perform its obligations hereunder.

4.5 Investment Representations.

(a) Each Principal Shareholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg D”) promulgated under the Securities Act of 1933 as amended (the “Act”). Each Principal Shareholder acknowledges that Parent has the right to require evidence of such Principal Shareholder’s status as an accredited investor, if necessary.

(b) Each Principal Shareholder acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and each Principal Shareholder represents that she, he or it, as the case may be, understands the highly speculative nature of an investment in the Parent securities which may result in the loss of the total amount of such investment.

(c) Each Principal Shareholder has adequate means of providing for such Principal Shareholder’s current needs and possible personal contingencies, and each Principal Shareholder has no need, and anticipates no need in the foreseeable future, for liquidity in such Principal Shareholder’s investment in the Parent Common Stock. Each Principal Shareholder is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Principal Shareholder is able to hold the Parent Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) No Principal Shareholder has made an overall commitment to investments which are not readily marketable that are disproportionate to such Principal Shareholder’s net worth, and such Principal Shareholder’s investment in the Parent Common Stock will not cause such overall commitment to become excessive.

(e) Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to the Principal Shareholders or providing any advice or information to the Principal Shareholders. Each Principal Shareholder acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Parent Common Stock.

(f) The Parent Common Stock will be received by each Principal Shareholder for the Principal Shareholder’s own account for investment and not for distribution or resale to others.

4.6 Tax. Neither the Principal Shareholders nor the Company will be required to pay any transfer Taxes to any Authority with respect to any transaction contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each Principal Shareholder, as of the date hereof and as of the Closing Date (except as otherwise expressly stated) that:

5.1 Due Incorporation. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth on Schedule 5.1, the Parent is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Parent or the nature of its activities make qualification of the Parent in any such jurisdiction necessary, except where the failure to so qualify would have a Material Adverse Effect. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington. Parent has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as now conducted on the date hereof. Acquisition Corp. has not conducted any business to date and has only engaged in certain activities relating to its organization. Parent has not adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

5.2 Corporate Authorization. Except for a vote of the stockholders of Parent to approve the transaction contemplated by this Agreement, and provided that any amendments to Parent’s certificate of incorporation as required by the transactions contemplated hereby are made, the execution, delivery and performance by Parent and Acquisition Corp. of this Agreement and each of the other Additional Agreements to which it is a party and the consummation by Parent and Acquisition Corp. of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Acquisition Corp. and have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of Parent or Acquisition Corp., as applicable, enforceable against each in accordance with their respective terms.

5.3 Governmental Authorization. None of the execution, delivery or performance by Parent or Acquisition Corp. of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or Acquisition Corp., except for the filing of a proxy statement and a proxy card with the SEC and a registration statement upon exercise of the Company Shareholders of their registration rights pursuant to the terms of this Agreement, and (c) for the filing of the Certificate of Merger with the Washington Secretary of State in accordance with the Washington Business Corporation Act as provided for in Section 2.1(g).

5.4 No Violation. Provided that Parent presents to its stockholders any amendments to Parent’s certificate of incorporation as required by the transactions contemplated hereby and such stockholders approve such amendments and such amendments are made, neither the execution and delivery of this Agreement or any Additional Agreement to be executed by Parent or Acquisition Corp. hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Parent’s or Acquisition Corp.’s certificate of incorporation, by-laws or other charter documents; (b) violate any Laws or Orders to which either Parent or Acquisition Corp. or their property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting Parent or Acquisition Corp.

5.5 Consents. Except for a vote of the stockholders of the Parent to approve any amendments to Parent’s certificate of incorporation as required by the transactions contemplated by this Agreement, and provided that any amendments to Parent’s certificate of incorporation as required by the transactions contemplated hereby are made, there are no agreements, commitments, arrangements, contracts or other instruments binding upon Parent or Acquisition Corp. or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.6 Litigation. There is no action, suit, investigation, hearing or proceeding pending against, or to the best knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors, or the business of Parent, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Parent, has or could reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent.

5.7 Issuance of Parent Common Stock. The Parent Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

5.8 Fees. Except as set forth on Schedule 5.8, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Parent or Acquisition Corp. or any of their respective Affiliates who might be entitled to any fee or commission from either Acquisition Corp., the Surviving Corporation, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. The amount of any fee owed to any Person listed on Schedule 5.8 is listed opposite such Person’s name.

5.9 Charter Documents; Legality. Parent has previously delivered to the Company true and complete copies of its certificate of incorporation and by-laws (the “Parent Charter Documents”), as in effect or constituted on the date hereof. Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and any amendments to Parent’s certificate of incorporation as required by the transactions contemplated hereby are made, the execution, delivery, and performance by Parent and Acquisition Corp. of this Agreement and any Additional Agreement to which Parent or Acquisition Corp. is to be a party has not violated and will not violate, and the consummation by Parent or Acquisition Corp. of the transactions contemplated hereby or thereby will not violate, any of the Parent Charter Documents or any Law.

5.10 Capitalization and Ownership of the Parent. Schedule 5.10 sets forth, with respect to the Parent, (i) Parent’s authorized capital, (ii) the number of Parent’s securities that are outstanding, and (iii) the number of securities convertible into or exercisable or exchangeable for Parent’s securities. Except as set forth in the Exchange Act Filings, and except for any issuance or grant of any right to acquire any securities of Parent totaling up to 20,000 stock options in the aggregate to purchase Parent Common Stock between the date hereof and the Closing Date, there is no Contract that requires or under any circumstance would require Parent to issue, or grant any right to acquire, any securities of Parent, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of Parent or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize Parent.

5.11 Financial Statements.

(a) Parent has filed with the SEC true and correct copies of the audited balance sheets of Parent and its subsidiaries as of December 31, 2006, and the related statements of operations, comprehensive loss and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, audited by Amper, Politziner & Mattia, P.C., independent registered public accountants and an interim balance sheet of Parent as of September 30, 2007, and the related consolidated statements of operations, comprehensive loss and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, (the “Parent Financial Statements”). The Parent Financial Statements (i) were prepared in accordance with GAAP; (ii) fairly and accurately present the Parent’s financial condition and the results of its operations as of their respective dates and for the periods then ended, in all material respects; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates, in all material respects; and (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to Parent with respect to the periods then ended. Parent has heretofore delivered to the Company complete and accurate copies of all “management letters” received by it from Parent’s accountants and all responses during the last three (3) years by lawyers engaged by Parent to inquiries from Parent’s accountant or any predecessor accountants.

(b) Except as specifically disclosed or as reflected in the Exchange Act Filings, reflected or fully reserved against in the Parent Financial Statements and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Parent Financial Statements, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Parent. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Parent Financial Statements are included therein.

5.12 Other Information. Neither this Agreement nor any of the documents filed by Parent with the SEC, nor any other documents or other information made available to the Company, the Principal Shareholders or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s and the Principal Shareholders’ due diligence review of the business of Parent or the transactions contemplated by this Agreement, to Parent’s knowledge, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of Parent, Parent has provided the Company with all material information regarding its business.

5.13 Compliance with Laws. Parent is not in violation of, has not violated, and to the knowledge of Parent, is not under investigation with respect to nor has been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

5.14 Money Laundering Laws. The operations of Parent are and have been conducted at all times in compliance with Money Laundering Laws and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Ownership of Parent Securities. Upon issuance and delivery of the Parent Common Stock to each Company Shareholder pursuant to this Agreement against payment of the consideration therefor, the Parent Common Stock will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws, and (ii) any Lien created by or through such Company Shareholder. The issuance and sale of the Parent Common Stock pursuant hereto will neither be subject to nor give rise to any preemptive rights or rights of first refusal.

5.16 Acquisition Corp. Acquisition Corp. was incorporated in the State of Washington on November 20, 2007. Acquisition Corp. has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

5.17 Reorganization. Acquisition Corp. was formed for the purposes of engaging in the Merger and to date has not engaged in any business other than activities related to the Merger. To the knowledge of Parent and Acquisition Corp., neither Parent nor Acquisition Corp. has taken any action that would adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.

5.18 Absence of Certain Changes

(a) Except as set forth in Schedule 5.18(a), since December 31, 2006, Parent has conducted its business in the ordinary course of business consistent with past practices, and with respect to Parent there has not been:

(i) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on Parent’s ability to consummate the transactions contemplated herein or upon the value to the Company of the transactions contemplated hereby;

(ii) any transaction, contract, agreement or other instrument entered into, or commitment made, by Parent relating to its business or any relinquishment by Parent of any Parent Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated hereby;

(iii) any increase of bonus, salary or other compensation outside of the ordinary course of business consistent with past practice, except that the Company and each Principal Shareholder acknowledges that Parent will provide each full-time employee in its Woodbury, New York office at the time of the Merger with two months of severance in the event that such employee is terminated by Parent other than for cause within one year of the Merger;

(iv) any capital expenditure except in the ordinary course of business consistent with past practice;

(v) any sale, lease, license or other disposition of any of its assets except (A) pursuant to existing Parent Contracts or commitments disclosed herein and (B) sales of products or inventory in the ordinary course of business consistent with past practice;

(vi) acceptance of any returns except in the ordinary course of business, consistent with past practice;

(vii) any default under any term or provision of any Parent Contract;

(viii) an increase in the amount of Indebtedness;

(ix) the incurrence of Liens on any of its assets;

(x) any loss of a license required to conduct its business;

(xi) any failure to obtain any required bonds in connection with a contract or proposed contract;

(xii) any loss in the ability to enter into contracts with any Authorities with which it currently engages in business or with which it engaged in business in the last three (3) years;

(xiii) any damage, destruction or loss of property related to any of its assets not covered by insurance;

(xiv) any delay, acceleration or cancellation of any receivables or indebtedness owed to it or write-off or additional reserves made with respect to the same;

(xv) any merger or consolidation with or acquisition of any other Person;

(xvi) the lapse of any insurance policy protecting its assets;

(xvii) any change in its accounting principles or methods or write down of the value of any inventory or assets;

(xviii) any change in location where it conducts business;

(xix) any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice;

(xx) any increase or reduction in the prices of products sold except in the ordinary course of business consistent with past practice;

(xxi) any agreement to change any practices or terms, including payment terms, with respect to customers or suppliers;

(xxii) any change in hiring practices for employees, consultants or advisors;

(xxiii) any dividend or distribution to its shareholders; or

(xxiv) any agreement to do any of the foregoing.

(b) Except as set forth on Schedule 5.18(b), since December 31, 2006, through and including the Closing Date, the Parent has neither taken any action nor has had any event occur which would have violated any covenants of the Parent set forth in Section 8.1 hereof.

ARTICLE VI

COVENANTS OF THE COMPANY AND EACH PRINCIPAL SHAREHOLDER PENDING CLOSING

The Company and each Principal Shareholder covenants and agrees that:

6.1 Conduct of the Business. From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent, and use its commercially reasonable efforts to preserve intact the Company’s business relationships with employees, suppliers, customers and other third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Parent’s prior written consent which shall not be unreasonably withheld, the Company shall not:

(a) except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset;

(b) except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) except in the ordinary course of business, extends for a term of one year or more or (iii) obligates the payment of more than $25,000 (individually or in the aggregate);

(c) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(d) sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(e) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Company Shareholder or any Affiliate of the Company in excess of $1,000,000;

(f) authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $5,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(g) except for Indebtedness listed on Schedule 6.1(g) obtain or suffer to exist any Indebtedness in excess of $50,000 in the aggregate;

(h) suffer or incur any Lien on any asset except for Liens as set forth on Schedule 3.15(b);

(i) suffer any material damage, destruction or loss of property related to any assets that is not covered by insurance;

(j) delay, accelerate or cancel any receivables or Indebtedness or write-off or make further reserves against the same, except in the ordinary course of business;

(k) merge or consolidate with or acquire any other Person or be acquired by any other Person, except as explicitly set forth in this Agreement;

(l) suffer any insurance policy protecting assets to lapse;

(m) make any change in its accounting principles or methods or write down the value of any inventory or assets;

(n) change the place of business of the Company;

(o) extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p) issue, redeem or repurchase any shares of its capital stock;

(q) effect or agree to any changes in shipping practices, terms or rates;

(r) reduce the prices of products sold from inventory for customers except in the ordinary course of business;

(s) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(t) permit any Permit or bond to lapse;

(u) engage in any activity that would prevent the Company from being able to obtain bonds in connection with the Business;

(v) make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(w) agree to do any of the foregoing.

The Company will not (i) take or agree to take any action that might make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2 Access to Information.

(a) From the date hereof until and including the Closing Date, the Company shall (a) provide Parent, its counsel and other representatives full access to the offices, properties, Books and Records of the Company, (b) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, counsel, accountants and representatives of the Company to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Principal Shareholders.

6.3 Notices of Certain Events. The Company shall promptly notify Parent of:

(a) Any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company to any such Person;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any fact or circumstance which might make any representation made hereunder by the Company and/or any Principal Shareholder false in any respect or result in the omission or the failure to state a material fact.

6.4 SEC Filings.

(a) The Company and the Principal Shareholders acknowledge that:

(i) Parent’s stockholders must approve an amendment to its certificate of incorporation in connection with the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card;

(ii) Parent will be required to file with the SEC quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) Parent will be required to file current reports on Form 8-K with the SEC to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company and the Principal Shareholders will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with Parent, (ii) respond to questions about the Company or the Principal Shareholders required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives required by Law to be included in any filing with the SEC.

6.5 Investment Representations. Each holder of Company Common Stock, as applicable, will make the representations in either Section 6.5(a) or 4.5(b):

(a) Accredited Investor

(i) Such Person is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act. Such Person acknowledges that Parent has the right to require evidence of such Person’s status as an accredited investor, if necessary.

(ii) Such Person acknowledges that such Person has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Person represents that such Person understands the highly speculative nature of an investment in Parent securities which may result in the loss of the total amount of such investment.

(iii) Such Person has adequate means of providing for such Person’s current needs and possible personal contingencies, and each Person has no need, and anticipates no need in the foreseeable future, for liquidity in such Person’s investment in the Parent Common Stock. Such Person is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Person is able to hold the Parent securities for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(iv) Such Person has not made an overall commitment to investments which are not readily marketable that are disproportionate to such Person’s net worth, and such Person’s investment in the Parent securities will not cause such overall commitment to become excessive.

(v) Such Person acknowledges that this offering of Parent securities has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Person acknowledges that it is not acquiring the Parent securities as a result of any general solicitation or advertising. The Parent securities will be received by each Person for such Person’s own account, for investment and not for distribution or resale to others.

(vi) Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to such Persons or providing any advice or information to such Persons.

(vii) Such Person understands and consents to the placement of a legend on any certificate or other document evidencing Parent securities stating that such Parent securities has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent securities:

THE ______________ REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE __________ (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(b) Non-accredited Investor

(i) Such Person acknowledges that such Person has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Person represents that such Person understands the highly speculative nature of an investment in Parent securities which may result in the loss of the total amount of such investment.

(ii) Such Person has adequate means of providing for such Person’s current needs and possible personal contingencies, and each Person has no need, and anticipates no need in the foreseeable future, for liquidity in such Person’s investment in the Parent securities. Such Person is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Person is able to hold the Parent securities for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(iii) Such Person has not made an overall commitment to investments which are not readily marketable that are disproportionate to such Person’s net worth, and such Person’s investment in the Parent securities will not cause such overall commitment to become excessive.

(iv) Parent has made available to such Person a copy of its (i) Annual Report on Form 10-K for the year ended December 31, 2006, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and (iii) the proxy statement distributed to the Parent’s stockholders in connection with the Special Meeting of Company Stockholders to be held in connection with the approval of the transactions contemplated by this Agreement.

(v) Such Person had the opportunity to (a) ask questions and receive answers from the management of the Parent concerning the Parent and an investment in the Parent’s securities, and (b) obtain additional information as necessary to verify the accuracy of the information furnished to such Person by the Parent.

(vi) Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to such Persons or providing any advice or information to such Persons.

(vii) Such Person acknowledges that this offering of Parent securities has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Person acknowledges that it is not acquiring the Parent securities as a result of any general solicitation or advertising. The Parent securities will be received by each Person for such Person’s own account, for investment and not for distribution or resale to others.

(viii) Such Person understands and consents to the placement of a legend on any certificate or other document evidencing Parent securities stating that such Parent securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent securities:

THE __________ REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE __________ (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

The Company and each of the Principal Shareholders, severally but not jointly, covenant and agree that:

7.1 Confidentiality. Except as otherwise required by Law, no Principal Shareholder shall, without the prior written consent of Parent, or a person authorized thereby, disclose to any other Person or use (whether for the account of any Principal Shareholder or any other party) any confidential information or proprietary work product of Parent, Acquisition Corp., the Company or any client of Parent, Acquisition Corp. or the Company. In the event the Company or any Principal Shareholder believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company or such Principal Shareholder shall give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief. The Company and all Principal Shareholders shall cooperate fully in any such action by Parent.

7.2 Non-Solicitation.

(a) The Principal Shareholders and their Affiliates may not, during the period beginning on the date of this Agreement and ending on the Closing Date (the “Restriction Period”), directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual who is, or was at any time during the period beginning on or after December 31, 2006 and through and after, the Closing Date, an employee or consultant of the Parent to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Parent or to become employed by or enter into a consulting relationship with any of the Principal Shareholders or any of their Affiliates or any other individual, person or entity.

(b) The Principal Shareholders and their Affiliates may not, during the Restriction Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Customer or supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with Parent or to become a customer or supplier of or enter into any contractual or other relationship with any of the Principal Shareholders or any of their Affiliates or any other individual, person or entity, directly or indirectly, in regard to the sale of products or services similar or identical to those manufactured, marketed, purchased or sold by Parent as of the date of the Agreement. For purposes hereof, “Customer” means any individual, person or entity which is or was at any point in time during the two (2) year period prior to the Closing Date a customer of Parent.

7.3 Non-Competition. During the Restriction Period, neither the Principal Shareholders nor any of their Affiliates shall (except on behalf of the Company or any of its Affiliates, if any, with respect to any Principal Shareholder who continues to be employed by the Company) directly or indirectly, in his, her and its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, or agent, or through stock ownership, investment of capital, lending of money or property, or rendering of services, or otherwise, engage in the Business; provided, that each Principal Shareholder may own not more than 3% of the outstanding shares of a company engaged in such Business if such shares are listed on a national securities exchange.

7.4 Reporting and Compliance With Law. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with Authorities, pay or accrue on its Books and Records and financial statements any and all Taxes required by any Authority (except those Taxes contested in good faith), and duly observe and conform, in all material respects, to all applicable Laws and Orders.

7.5 Injunctive Relief. If one or more of the Principal Shareholders breaches, or threatens to commit a breach of, any of the covenants set forth in this ARTICLE VII or Section 15.4 (the “Restrictive Covenants”), Parent shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Parent by agreement (including those set forth in Section 12.1 hereof), under law or in equity:

(a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent and that monetary damages will not provide adequate remedy to Parent; and

(b) The right and remedy to require such breaching Principal Shareholder(s): (i) to account for and pay over to Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by the Company or any associated party as the result of any such breach; and (ii) to indemnify Parent against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

7.6 Audited Financial Statements. The Company shall use its commercially reasonable best efforts to provide audited 2006 Financial Statements of the Company to Parent within two weeks of the date of this agreement. For each day that the Company is unable to deliver such financial statements after such two-week period, the parties shall adjust the Outside Closing Date (as such term is later defined) and any other dates set forth in Section 14.1(b) by the same number of days.

ARTICLE VIII

COVENANTS OF PARENT PENDING CLOSING

Parent covenants and agrees that:

8.1 Conduct of the Business. From the date hereof through the Closing Date, Parent shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Principal Shareholders, and use its commercially reasonable efforts to preserve intact the Parent’s business relationships with employees, suppliers, customers and other third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the Principal Shareholders prior written consent which shall not be unreasonably withheld, the Company shall not:

(a) except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Parent Contract (including contracts described in clause (b) below), or any other right or asset;

(b) except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) except in the ordinary course of business, extends for a term of one year or more or (iii) obligates the payment of more than $200,000 (individually or in the aggregate);

(c) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(d) sell, lease, license or otherwise dispose of any assets or assets covered by any Parent Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(e) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any shareholder or any Affiliate of the Parent in excess of $1,000,000;

(f) authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $5,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Parent;

(g) obtain or suffer to exist any Indebtedness in excess of $50,000 in the aggregate;

(h) suffer or incur any Lien on any asset;

(i) suffer any material damage, destruction or loss of property related to any assets that is not covered by insurance;

(j) delay, accelerate or cancel any receivables or Indebtedness or write-off or make further reserves against the same, except in the ordinary course of business;

(k) merge or consolidate with or acquire any other Person or be acquired by any other Person, except as explicitly set forth in this Agreement;

(l) suffer any insurance policy protecting assets to lapse;

(m) make any change in its accounting principles or methods or write down the value of any inventory or assets;

(n) change the place of business of the Parent;

(o) extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p) issue, redeem or repurchase any shares of its capital stock;

(q) effect or agree to any changes in shipping practices, terms or rates;

(r) reduce the prices of products sold from inventory for customers except in the ordinary course of business;

(s) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(t) permit any Permit or bond to lapse;

(u) engage in any activity that would prevent the Parent from being able to obtain bonds in connection with the business;

(v) make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(w) agree to do any of the foregoing.

The Parent will not (i) take or agree to take any action that might make any representation or warranty of the Parent hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

8.2 Access to Information.

(a) From the date hereof until and including the Closing Date, the Parent shall (a) provide the Company and the Principal Shareholders and their respective counsel and other representatives full access to the offices, properties, Books and Records of the Parent, (b) furnish to Company and the Principal Shareholders and their respective counsel and other representatives such information relating to the business of the Parent as such Persons may request and (c) cause the employees, counsel, accountants and representatives of the Parent to cooperate with the Company and the Principal Shareholders in their investigation of the Parent’s business; provided that no investigation pursuant to this Section 8.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Parent.

ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

Each party hereto, as applicable, covenants and agrees that:

9.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company and each Principal Shareholder as reasonably requested by Parent, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

9.2 Confidentiality of Transaction. Any information (except as contemplated by Section 6.4, and except for publicly available or freely usable material obtained from another source) in respect of any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company, any Company Shareholder, nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, from the date hereof until the Closing Date, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from all other parties and their attorneys, accountants and professional advisors on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential. In the event that the transactions contemplated hereby are not completed, the parties shall return to the relevant party any information received or shall certify, in writing, that all such materials or copies of such materials have been destroyed.

9.3 Best Efforts to Obtain Consents. The Company hereby agrees to use its commercially reasonable best efforts to obtain each respective Company Consent as promptly as practicable hereafter.

9.4 No Additional Derivative Securities. Each of the Company and Parent agrees not to issue additional derivative securities to purchase any of their respective securities after the date of this Agreement until the Closing Date, except that each company may issue derivative securities to purchase up to 20,000 shares of its common stock.

9.5 Tax Matters.

(a) The Parent shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company for taxable periods ending on or prior to the date that includes the Effective Time. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with similar Tax Returns for the immediately preceding periods and shall not make, amend, revoke or terminate any election or change any accounting practice or procedure. Parent shall give a copy of each such Tax Return to the Principal Shareholders with sufficient time for their review and comment prior to filing. The Parent shall pay the Taxes shown due and owing on such Tax Returns.

(b) To the extent permitted by applicable law, the parties shall elect to treat the period that includes the Effective Time with respect to any Tax as ending on the date that includes the Effective Time and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Taxes for a period which includes but does not end on the date that includes the Effective Time shall be allocated between the period through and including the date that includes the Effective Time (the “Pre-Closing Period”) and the balance of the period based on an interim closing of the books as of the close of the date that includes the Effective Time, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the period.

(c) On and after the Effective Time, the Company, Parent and the Principal Shareholders shall, for all applicable tax purposes, report the Merger in a manner consistent with the Merger constituting a reorganization under Section 368(a) of the Code and the Company and Parent shall refrain from taking any action that would adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.

(d) During the three (3) year period following the Effective Time, the Company shall continue its business or use a substantial portion of its business assets in a business.

9.6 Registration.

(a) Within one hundred twenty (120) days of the Closing Date, Parent shall prepare and file with the SEC, at the sole expense of Parent, a registration statement so as to permit a the re-sale of the Parent Common Stock issued to the Company Shareholders pursuant to this Agreement and any securities issued in exchange for or in replacement of such shares of Parent Common Stock, and any securities issued by way of any stock split, reverse stock split, recapitalization, or other similar transaction affecting such Parent Common Stock (collectively, the “Registrable Securities”) and use its commercially reasonable efforts to cause such registration statement to become effective and to keep such registration effective until, subject to the terms and provisions of this Agreement, the earlier of the date when (i) all the Registrable Securities covered by the registration statement have been sold pursuant thereto or otherwise or (ii) the Registrable Securities may be publicly sold without volume restrictions under Rule 144(k) (or any similar provisions then in force) of the Act, as determined by the counsel to the Parent (collectively, the “Effectiveness Period”). The registration statement shall be on any form the Parent is eligible to use to register for resale of the Registrable Securities. The Parent shall thereafter use its reasonable best efforts to cause such registration statement filed pursuant to this Section 9.6 to become effective as soon as reasonably practicable thereafter.

(b) Pursuant to the Lock-Up Agreements between Parent and each Principal Shareholder, officer and director (as of the Closing Date) of the Company, set forth on Schedule II, such schedule as mutually agreed by the parties prior to the Effective Time, each such individual may not offer, sell, pledge or grant any option to purchase any shares of Parent Common Stock that he, she or it receives pursuant to this Agreement for a period commencing on the Closing Date and ending 180 days after such date (the “First Period”). For a period of six (6) months after the expiration of the First Period, the maximum number of shares of Parent Common Stock any Principal Shareholder, officer or director may offer, sell, pledge or grant any option to purchase will be equal to three percent (3%) of his, her or its respective shareholdings for any given consecutive three (3)-month period. Notwithstanding anything contained in this Section 9.6, Principal Shareholders may settle any options, calls or similar obligations with respect to the Principal Shareholder’s Company Common Stock or Parent Common Stock that exist as of the date hereof.

(c) Parent shall cause the Parent Common Stock issuable upon exercise of the Parent Options to be issued pursuant to Section 2.5(a)(i) and (b) to be registered, or to be issued pursuant to a then effective registration statement on Form S-8, no later than thirty (30) calendar days after the Effective Time and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such replacement Parent Options remain outstanding.

9.7 Procedures on Registration. If and whenever Parent is required by the provisions hereof to effect the registration of any Registrable Securities under the Act, Parent will:

(a) respond as promptly as commercially reasonable to any comments received from the SEC, and use its commercially reasonable efforts to cause such registration statement to become effective, and promptly provide to the Company Shareholders copies of all filings and SEC letters of comment relating thereto provided that such letters do not contain material non-public information, in which case such letters may be redacted by Parent;

(b) furnish to each holder such number of copies of the registration statement and the prospectus included therein as such holder reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by such registration statement;

(c) use its commercially reasonable efforts to register or qualify each Company Shareholder’s Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions within the U.S. as such Company Shareholder may reasonably request, provided, however, that Parent shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(d) list the Registrable Securities covered by such registration statement with any securities exchange on which the Parent Common Stock is then listed;

(e) immediately notify the Company Shareholders at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event of which Parent has knowledge, as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(f) notify the Company Shareholders of the effectiveness of each registration statement filed.

9.8 Severance. After the Merger, Parent will provide each full-time employee in its Woodbury, New York office at the time of the Merger with two months of severance in the event that such employee is terminated by Parent other than for cause within one year of the Merger.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Parent, Acquisition Corp., the Principal Shareholders and the Company. The obligations of Parent, Acquisition Corp., the Principal Shareholders and the Company to consummate the Closing are subject to the satisfaction of all of the following conditions:

(a) No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the Closing or limit in any material way Parent’s right to control or operate Acquisition Corp., the Surviving Corporation or any material portion of the Business.

(b) There shall not be pending or threatened any proceeding by a third-party to enjoin or otherwise restrict the consummation of the Closing.

(c) Parent’s stockholders shall have approved the transaction and any amendments to Parent’s Certificate of incorporation as required by the transactions contemplated hereby shall have been duly made.

(d) The Company Shareholders shall have approved the transaction.

(e) The Voting Agreements shall be executed and delivered as of the Closing.

10.2 Conditions to Obligations of Parent and Acquisition Corp. In addition to the terms and provisions of Section 2.7, the obligation of Parent and Acquisition Corp. to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s and Acquisition Corp.’s sole and absolute discretion, of all of the following further conditions:

(a)  (i) Each of the Company and the Principal Shareholders shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and the Principal Shareholders contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company or any Principal Shareholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk, and (iv) Parent and Acquisition Corp. shall have received a certificate signed by the President and Secretary of the Company to the effect set forth in clauses (i), (ii) and (iii) of this Section 10.2(a).

(b) Parent shall have received (i) a certified copy of the articles of incorporation of the Company, (ii) copies of the By-Laws of the Company as effective on the date hereof, (iii) copies of resolutions duly adopted by (a) the board of directors of the Company and (b) the vote or consent of the Company Shareholders authorizing this Agreement and the Additional Agreements (if necessary) and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary of the Company certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, and (v) a recent certificate of existence of the Company from the office of the Secretary of State of the State of Washington and each other jurisdiction in which the Company is qualified to do business.

(c) Parent shall have received a copy of all material Company Consents (including any required consents of the landlords under the Leases), in form and substance reasonably satisfactory to Parent, and no such material Company Consent shall have been revoked.

(d) The Company shall have delivered to Parent documents satisfactory to Parent to evidence the release of all Liens on any portion of the assets of the Company and the filing of appropriate UCC-3 Termination Statements.

(e) The Parent shall have received updated Schedules to this Agreement as of a date within three (3) days of the Closing Date.

(f) Parent shall have received an opinion of counsel to the Company in a form mutually agreed to by counsel to the Company and counsel to Parent.

(g) Certificates representing all of the issued and outstanding shares of Company Common Stock shall be presented at the Closing for cancellation, together with the original stock ledgers and minute books of the Company.

(h) The Additional Agreements shall be in full force and effect or become effective on the Closing Date.

(i) From and including the date hereof until the Closing Date, there has been no issuance or grant of any right to acquire any securities of the Company, except for any issuance or grant of any right to acquire any securities of the Company totaling up to 20,000 Options in the aggregate.

10.3 Conditions to Obligations of the Company and the Principal Shareholders. In addition to the terms and provisions of Section 2.7, the obligation of the Company and the Principal Shareholders to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s and the Principal Shareholder’s discretion, of all of the following further conditions:

(a) Parent and Acquisition Corp. shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Parent or Acquisition Corp. pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk, on the business, assets, condition (financial or otherwise), liabilities, result of operations of prospects of Parent, and (iv) each Principal Shareholder and the Company shall have received a certificate signed by an authorized officer of Parent and Acquisition Corp. to the foregoing effect.

(b) The Company and the Principal Shareholders shall have received (i) a copy of the certificate of incorporation of each of Parent and Acquisition Corp., (ii) copies of the bylaws of each of Parent and Acquisition Corp. as effective on the date hereof, (iii) copies of resolutions duly adopted by (a) the board of directors of each of Parent and Acquisition Corp. and (b) the vote or consent of Parent’s and Acquisition Corp.’s stockholders authorizing this Agreement and the Additional Agreements (if necessary) and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary or Assistant Secretary of Parent and Acquisition Corp. certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, and (v) a recent good standing certificate regarding Parent and Acquisition Corp. from the office of the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington (as applicable) and each other jurisdiction in which each of Parent and Acquisition Corp. is qualified to do business.

(c) Parent shall have delivered to the person to be named Chief Executive Officer, a duly executed copy of his employment agreement (the “Employment Agreement”).

(d) From and including the date hereof until the Closing Date, there has been no issuance or grant of any right to acquire any securities of Parent, except for any issuance or grant of any right to acquire any securities of Parent totaling up to 20,000 stock options in the aggregate to purchase Parent Common Stock.

ARTICLE XI

RELIANCE ON REPRESENTATIONS AND WARRANTIES

11.1 Reliance on Representations and Warranties of the Company and the Principal Shareholders. Notwithstanding any right of Parent and Acquisition Corp. to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Parent and Acquisition Corp. pursuant to such investigation or right of investigation, Parent and Acquisition Corp. shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Principal Shareholders contained in this Agreement.

11.2 Reliance on Representations and Warranties of Parent and Acquisition Corp. Notwithstanding any right of the Company or Principal Shareholders to investigate the affairs of Parent and Acquisition Corp. and notwithstanding any knowledge of facts determined or determinable by the Company or Principal Shareholders pursuant to such investigation or right of investigation, the Company and Principal Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of Parent contained in this Agreement.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnification of Parent and Acquisition Corp. Prior to the Effective Time, the Company and each Principal Shareholder, and subsequent to the Effective Time each Principal Shareholder, hereby severally agrees to indemnify and hold harmless Parent, Acquisition Corp., Surviving Corporation and their Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Parent Indemnitees,” provided, however, the term “Parent Indemnitees” shall not include any of the Principal Shareholders regardless of their capacity), against and in respect of any and all loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company or any of the Principal Shareholders contained herein or in the Additional Agreements or any certificate or other writing delivered pursuant hereto or of the Principal Shareholders, (ii) the exercise or attempted exercise of one or more Principal Shareholders of appraisal or other similar rights in accordance with the Washington Business Corporation Act, (iii) any Taxes attributable to any Pre-Closing Period (as determined pursuant to Section 9.5(b)), including without limitation, any Taxes with respect to periods covered by the Tax Returns described in Section 9.5(a), or (iv) the failure to pay any claims by any third parties (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) with respect to the business of the Company for any period prior to the Closing Date; provided that Losses in connection with this Section 12.1(iii) and Section 12.1(iv) shall be deemed to include any amounts payable after the Closing pursuant to or otherwise in connection with any of the matters specified.

12.2 Indemnification of Principal Shareholders. Parent and Acquisition Corp. hereby agree to indemnify and hold harmless the Principal Shareholders and their respective Affiliates, and each of their respective directors, officers, employees, shareholders, attorneys, agents and permitted assignees (the “Company Indemnitees”) against and in respect of any Losses incurred or sustained by the Company Indemnitees as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Acquisition Corp. contained herein or any certificate or other writing delivered pursuant hereto, and (ii) actions or inactions of the Surviving Corporation with regard to the Business occurring after the Closing.

12.3 Procedure. The following shall apply with respect to all claims by either a Parent Indemnitee or a Company Indemnitee (each, an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give Parent and Acquisition Corp., or the Company and/or the Principal Shareholders, as applicable (either, the “Indemnifying Parties”), prompt notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 12.1 or 12.2 (a “Third Party Claim”), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 12.1 or 12.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or to the limited extent the failure to give such notice increases the amount of such liability.

(b) In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 12.1 or 12.2 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying Parties will indemnify such Indemnified Party in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 12.1 or 12.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties, liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing that the Indemnifying Parties are assuming the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third Party Claim, then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Parties so assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case, the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) which seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim could impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party assumes the defense of any such Third Party Claim pursuant to Section 12.1 or 12.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party a release from all liability with respect to such Third Party Claim and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

12.4 Periodic Payments. Any indemnification required by Section 12.1 or 12.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

12.5 Insurance. Any indemnification payments hereunder shall only be reduced by any insurance proceeds or other third party reimbursement actually received by Parent and Acquisition Corp. or the Principal Shareholders, as appropriate.

12.6 Survival of Indemnification Rights. Section 3.26 and Section 3.27 shall survive until 30 days after the expiration of the applicable statute of limitations in connection with the matters set forth therein. All other representations and warranties of the Principal Shareholders, the Company and Parent shall survive until the first anniversary of the Closing Date. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 12.1 or 12.2 for Losses shall be effective so long as it is asserted (a) prior to 30 days after the expiration of the applicable statute of limitations in connection with any matters in connection with Section 3.26 and Section 3.27 and (b) the first anniversary of the Closing Date in the case of all other representations and warranties of the Principal Shareholders and Parent hereunder.

12.7 Threshold. Notwithstanding any other provision in this Agreement, neither Parent nor the Principal Shareholders shall be entitled to indemnification if the aggregate Losses are less than Two Hundred Fifty Thousand Dollars ($250,000).

ARTICLE XIII

DISPUTE RESOLUTION

13.1 Arbitration.

(a) In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b) If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator that is familiar with the Business and not an Affiliate of any party to this Agreement (the “Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York chapter head of the American Arbitration Association upon the request of either side. The Arbitrator shall be selected within 30 days of request.

(d) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(e) The arbitration shall be held in the City of New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(f) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period set forth in the rules referred to Section 13.1(e).

(g) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(h) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 13.1, as applicable (including reasonable attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(i) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (federal and state) in the City of New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(k) This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

13.2 Waiver of Jury Trial; Exemplary Damages. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

13.3 Attorneys’ Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 13.1 shall pay to the prevailing party all reasonable attorneys’ fees and costs incurred by the prevailing party, in addition to any other relief to which it may be entitled.

ARTICLE XIV

TERMINATION

14.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and Acquisition Corp., on the one hand, and the Company and the Principal Shareholders, on the other;

(b) by either of the Parent and Acquisition Corp. or the Company and the Principal Shareholders, as applicable (either, a “Terminating Party):

(i) if the Merger shall not have been consummated on or before March 31, 2008 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 14.1(b)(i) shall not be available to the Terminating Party if the failure of the Merger to have been consummated on or before the Outside Closing Date was primarily due to the failure of such Terminating Party to perform any of its obligations under this Agreement;

(ii) if the requisite stockholder approval of Parent shall not have been obtained at the applicable stockholders meeting duly convened therefor or at any adjournment or postponement thereof prior to (x) January 31, 2007, if the SEC does not choose to review the preliminary proxy materials related to the Merger (the “Proxy Materials”) to be filed by Parent or (y) March 31, 2008, if the SEC chooses to review the Proxy Materials, provided that Parent will have used its best efforts to have its stockholders approve the Merger;

(iii) upon discovery by the Terminating Party of the occurrence of a Material Adverse Change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the business, individually or as a whole, of the non-terminating party that was not requested in writing by the Terminating Party;

(c) by Parent and Acquisition Corp. if the Company and the Principal Shareholders shall have materially breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 10.1 and 10.2 and (ii) cannot be cured by the Company and the Principal Shareholders by the Outside Closing Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Parent and Acquisition Corp. stating such Terminating Party’s intention to terminate this Agreement pursuant to this Section 14.1(c) and the basis for such termination; provided that, Parent and Acquisition Corp. shall not have the right to terminate this Agreement pursuant to this Section 14.1(c) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 10.1 and 10.3 not being satisfied; or

(d) by the Company and the Principal Shareholders if Parent and Acquisition Corp. shall have materially breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 10.1 and 10.3 and (ii) cannot be cured by Parent and Acquisition Corp. by the Outside Closing Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Company and the Principal Shareholders stating such Terminating Party’s intention to terminate this Agreement pursuant to this Section 14.1(d) and the basis for such termination; provided that, the Company and the Principal Shareholders shall not have the right to terminate this Agreement pursuant to this Section 14.1(d) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 10.1 and 10.2 not being satisfied.

14.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 14.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the Sections set forth in Section 14.4, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the parties or their respective directors, officers and Affiliates, except for the Termination Fee as set forth in Section 14.2 (if applicable). Nothing in this Section 14.3 shall relieve any party from liability for fraud or for any liability for any prior breach of any terms or provisions of this Agreement and nothing in this Section 14.2 shall be deemed to impair the right of any party to compel specific performance by any other party of its surviving obligations under this Agreement.

14.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by Parent and Acquisition Corp. pursuant to Section 14.1(c); or

(ii) this Agreement is terminated by the Company and the Principal Shareholders pursuant to Section 14.1(d),

then the non-Terminating Party shall pay the Termination Fee (as defined below), it being understood that in no event shall such non-Terminating Party be required to pay the Termination Fee on more than one occasion and that such Termination Fee shall be the Terminating Party’s sole and exclusive remedy. “Termination Fee” shall mean an amount equal to $1 million. The Termination Fee shall be paid in equal amounts over a 36 month period by wire transfer to an account designated by the party entitled to receive such payment.

(b) Each of the parties hereto acknowledge that the agreements contained in this Section 14.3 is an integral part of the transactions contemplated hereby.

14.4 Survival. The provisions of Article XII, Article XIII and 7.1, 9.2, 15.4 and 15.5 shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XV

MISCELLANEOUS

15.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent and Acquisition Corp., to:

c/o Intelli-Check, Inc.
246 Crossways Park West
Woodbury, NY 11797
Attention: Jeffrey Levy, Interim Chairman & CEO
Telecopy: (516) 992-1918

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: (212) 407-4990

if to the Company and the Principal Shareholders:

c/o Mobilisa, Inc.
191 Otto Street
Port Townsend, WA 98368
Attention: Dr Nelson Ludlow, CEO
Telecopy: (360) 344-3323

with a copy to:

Kirkland & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Attention: Christopher H. Cunningham
Telecopy: (206) 370-6040

if to the Principal Shareholders, to the address for such Principal Shareholder listed on the signature pages hereto.

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

15.2 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.3 Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

15.4 Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior written approval of the other party hereto.

15.5 Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

15.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) neither the Company nor any Principal Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; (ii) in the event Parent assigns its rights and obligations under this Agreement to an Affiliate, Parent shall continue to remain liable for its obligations hereunder; and (iii) Parent, the Surviving Corporation or Acquisition Corp. may assign any of its rights and benefits under this Agreement to secured lenders of Parent, the Surviving Corporation or Acquisition Corp. Except as specifically set forth in clauses (ii) and (iii) above, neither Parent nor Acquisition Corp. may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

15.7 Governing Law; Jurisdiction. This Agreement has been entered into in the State of Delaware. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in the City of Wilmington, State of Delaware in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Delaware law.

15.8 Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 12.1 and 12.2 hereof, which shall be third party beneficiaries hereof.

15.10 Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

15.12 Construction. References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

IN WITNESS WHEREOF, Parent, Acquisition Corp. and the Company have caused this Agreement to be duly executed by their respective authorized officers and the Principal Shareholders have executed this Agreement as of the day and year first above written.

Intelli-Check, Inc.

/s/ Jeffrey Levy
Name: Jeffrey Levy
Title: Interim Chairman & CEO

Intelli-Check Merger Sub, Inc.

/s/ Jeffrey Levy
Name: Jeffrey Levy
Title: President

Mobilisa, Inc.

/s/ Dr. Nelson Ludlow
Name: Dr Nelson Ludlow
Title: CEO

[Signature Page to Merger Agreement]

Principal Shareholder:

/s/ Nelson Ludlow
Name: Nelson Ludlow Address: c/o Mobilisa, Inc., 191 Otto Street, Port Townsend, WA 98368.

Principal Shareholder:

/s/ Bonnie Ludlow
Name: Bonnie Ludlow Address: c/o Mobilisa, Inc., 191 Otto Street, Port Townsend, WA 98368.

[Signature Page to Merger Agreement]